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March 6, 2017

Board of Trustees

Manager Directed Portfolios

Mar Vista Strategic Growth Fund

615 East Michigan Street, Third Floor

Milwaukee, Wisconsin 53202

Board of Trustees

Harbor Funds

Harbor Strategic Growth Fund

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Mar Vista Strategic Growth Fund (“Acquired Fund”), a separate series of Manager Directed Portfolios, a Delaware statutory trust (“Acquired Fund Trust”), to the holders of shares of beneficial interest (“Acquired Fund Shares”) of Acquired Fund (“Acquired Fund Shareholders”), and to Harbor Strategic Growth Fund (“Acquiring Fund”), a separate series of Harbor Funds (“Acquiring Fund Trust”), in connection with the proposed transfer of substantially all of the assets of Acquired Fund to Acquiring Fund in exchange solely for shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”) and the assumption of certain liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of December 19, 2016, executed by Acquired Fund Trust on behalf of Acquired Fund and Acquiring Fund Trust on behalf of Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Acquiring Fund Trust on behalf of Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Acquired Fund Trust on behalf of Acquired Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

Based upon the foregoing, it is our opinion that for federal income tax purposes:

1.	The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of certain liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.	Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of certain liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	Acquired Fund will recognize no gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4.	Acquiring Fund will recognize no gain or loss upon receiving the assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of certain liabilities of Acquired Fund.

5.	The adjusted tax basis to Acquiring Fund of the assets of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted tax basis of those assets in the hands of Acquired Fund immediately before the exchange.

6.	Acquiring Fund’s holding periods with respect to the assets of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those assets were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.	The aggregate tax basis of Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate tax basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.	Acquiring Fund will succeed to and take into account those tax attributes of the Acquired Fund that are described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

10.	An Acquired Fund Shareholder’s holding period for Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP